Investing in America's Amaizing ethanol industry. The information in this presentation is not complete and may be changed. Neither we nor the selling security holders may sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This presentation is not an offer to sell these securities. Neither we nor the selling security holders are soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Forward-Looking Statements Certain statements in this material are forward-looking as defined by the Private Securities Litigation Reform Act of 1995. These include statements as to future financial and operating results, cost savings, enhanced revenues as well as other statements of expectations regarding future results or expectations. Such forward-looking statements are based on facts and conditions as they exist at the time such statements are made as well as predictions as to future facts and conditions the accurate prediction of which may be difficult and involve the assessment of events beyond the control of Amaizing Energy Holding Company, LLC ("Amaizing Energy"). The forward-looking statements are also based on various operating assumptions that may not be realized. Caution must be exercised in relying on forward-looking statements. Due to known and unknown risks, actual results may differ materially from expectations or projections. Amaizing Energy does not undertake any obligation to update any forward-looking statement, whether written or oral, relating to matters discussed in this material. The following factors, among others, could cause actual results to differ materially from those described in the forward- looking statements: Revenues may be lower than expected; customer and employee relationships and business operations may be disrupted; the ability to obtain required approvals, and the ability to complete the projects on the expected timeframe; changes in or elimination of laws, tariffs, trade or other controls or enforcement practices (such as: national, state or local energy policies; Federal ethanol tax incentives; regulation currently under consideration pursuant to the passage of the Energy Policy Act of 2005, which contains a renewable fuel standard and other legislation mandating the usage of ethanol or other oxygenate additives; state and federal regulations restricting or banning the use of Methyl Tertiary Butyl Ether; and environmental laws and regulations and the enforcement thereof); changes in weather and general economic conditions; overcapacity within the ethanol and petroleum refining industries; total United States consumption of gasoline; availability and costs of products, raw materials and supplies, particularly corn, coal and natural gas; labor relations; fluctuations in petroleum prices; failure to comply with applicable laws and regulations; ability to generate free cash flow to invest in the business and service indebtedness and preferred stock preferences; limitations and restrictions contained in instruments and agreements governing indebtedness and preferred stock; ability to raise additional capital and secure additional financing; ability to retain key employees; liability resulting from actual or potential future litigation; plant shutdowns or disruptions at proposed plants; the rate of adoption of products and services; ability to grow revenue and margins; ability to implement business and expansion strategies; competition and the impact of competition on pricing; general economic conditions; product pricing; operating efficiencies; the cost of compliance with environmental and health standards; and actions of domestic and foreign governments. These and other factors that could cause actual results to differ materially from those described in the forward-looking statements are set forth from time to time in Amaizing Energy 's public filings with the SEC and public statements by Amaizing Energy. Viewers of this material are cautioned to consider these risks and uncertainties and not to place undue reliance on the forward-looking statements. 2

Offering $50,000,000 - $120,000,000 Current # of units 107,868,805 Minimum number of units offered by AEHC 35,714,286 to 50,000,000 (depending on final offering price) Maximum number of units offered by AEHC 85,714,286 to 120,000,000 (depending on final offering price) Purchase Price per Unit ("Range") $1.00 to $1.40 Minimum Investments $25,000, and in $5,000 increments thereafter Use of proceeds Construction of a 110 million gallon per year ethanol plant near Atlantic, Iowa, and expansion of the company's operational Denison, Iowa, plant to 100 million gallons per year. Offering Summary 3

Agenda Introduction Business Overview Industry Drivers Questions Investing in America's Amaizing ethanol industry. 4

Introduction 5

Introduction Sam Cogdill, Chairman & CEO Al Jentz, President & General Manager Brian Thome, TH Partners 6

Introduction Pursuing large scale, low cost production strategy. Currently operating a 40 mgpy nameplate facility in Denison, Iowa, which can operate at 55 mgpy. Constructing a 110 mgpy nameplate plant in Atlantic, Iowa. Plans to expand Denison plant by an additional 40 mgpy nameplate capacity. Resulting in approximately 210 mgpy production capacity. Positioned as a platform for further growth within a growing and consolidating industry. 7

Milestones for Growth Founding of Amaizing Energy June 2001 LLC (Denison Plant) Initial equity drive completed March 2004 Groundbreaking at Denison September 2004 Completion of Denison Plant September 2005 Formation of Holding Company January 2007 8

Milestones for Growth Acquisition of Atlantic Site January 2007 through merger Groundbreaking at Atlantic Summer 2007 Expected commencement 3rd Quarter 2008 of expansion of Denison plant Anticipated completion of 4th Quarter 2009 Atlantic plant Expected completion of 1st Quarter 2010 expansion of Denison Plant 9

Summary of Plant Structure Summary of Plant Structure 10

Ownership as of 9/30/07 Units Outstanding Pre-Offering Units Outstanding Pre-Offering Units Outstanding Pre-Offering Units Percent Amaizing Energy Cooperative 60,789,140 56.4% Atlantic Energy, LLC 500,000 0.5% Capitaline Renewable Energy, LP 9,939,362 9.2% Energy Partners, LLC 21,535,285 20.0% ICM, Inc. 4,969,681 4.6% NEK-SEN 5,000,000 4.6% Fagen Energy, Inc. 5,135,337 4.8% TOTAL 107,868,805 100.0% 11

Business Overview 12

Business Strategy Grow operations to achieve 210 million gallons per year by 2010 Pursue select acquisitions, mergers, or partnerships Pursue low-cost operating strategy Capitalize on ethanol marketing advantage Employ strategic risk mitigation techniques Grain procurement/distillers marketing 13

Organizational Strengths In-production assets combined with high visibility growth plans Efficient capital cost per incremental gallon Plant management/performance High quality locations: Plentiful corn supply, with a historical basis of $0.36 under CBOT Grain storage - 20 days storage (Atlantic)/26 days storage (expanded Denison) Rail access - unit trains Local market demand for distiller's grains Low operating costs per gallon Grain origination Systems/operating improvements Risk management 14

Plant Development Strategy Developing two plants with total capacity of approximately 210 mgpy Fagen/ICM construction and process technology High visibility growth plan in place through 2009 combines in- production assets with expansion and development Iowa Denison Atlantic 15

Denison, Iowa - Site Characteristics 109 Acres Transportation & Delivery: Adjacent to U.S. Highways 30 and 59, with close proximity to State Highways 39 and 141 Rail service: Canadian Northern & Union Pacific; unit train capabilities Water Natural Gas Electricity Permits 16

Denison, Iowa - Site Characteristics Corn supply/demand: Significant portion of grain is sourced from unit holders in Amaizing Energy Holding Company, LLC 2006 production in nine county region: 200 million bushels 2007 production in nine county region: 219 million bushels Consumption in the nine county region: 126 million bushels Historical basis $0.36 under CBOT 17

Atlantic, Iowa - Site Characteristics 110 Acres Transportation and delivery: Located 0.5 mile from State Highway 83, 8 miles from U.S. Interstate 80, and 3 miles from U.S. Highways 6 and 71 Rail service: Iowa Interstate Railroad; unit train capable Water Natural Gas Electricity Permits 18

Atlantic, Iowa - Site Characteristics Corn supply/demand: 2006 production in eight County region: 168 million bushels 2007 production in eight County region: 153 million bushels Consumption in the eight County region: 137 million bushels Historical basis $0.30 under CBOT 19

# Grain Origination

1. *Amaizing – Denison, IA*
2. *Quad-County – Galva, IA*
3. *POET – Coon Rapids, IA*
4. *POET – Corning, IA*
5. *Green Plains Renewable Energy – Shenandoah, IA*
6. *Platinum Ethanol – Arthur, IA*
7. *Amaizing Energy – Atlantic, IA*
8. *Hawkeye Holdings – Menlo, IA*
9. *Southwest Iowa Renewable Energy – Council Bluffs, IA*



WOODBURY
IDA
2
SAC
CAL-HOUN
WEBSTER
HAMIL-TON
6
MONONA
CRAWFORD
CARROLL
GREENE
BOONE
STORY
1
3
HARRISON
SHELBY
AUDU-BON
DALLAS
POLK
8
POTTAWATTAMIE
7
ADAIR
MADISON
WARREN
9
MILLS
MONT-GOMERY
ADAMS
UNION
CLARKE
LUCAS
4
FREMONT
PAGE
TAYLOR
RING-GOLD
DECATUR
WAYNE
5

*Circles represent a 40 miles radius around the Amaizing Denison location and a 45 mile radius around the Amaizing Atlantic location*
*Information per FCStone*

20

Grain Origination (cont.) Crawford County Information per FCStone 21

Grain Origination (cont.) Cass County Information per FCStone 22

Risk Management Strategy and Policies determined by Board of Directors Proactive approach Structured program targeting ethanol net margin Work closely with FCStone Objectives: Focus commodity pricing decisions on net ethanol margin Effective communication Implement strategy to protect margins Lock in acceptable margins using preset targets 23

Strategic Partners Design Build Agreements - Fagen Inc. Construction Financing - CoBank Permits - Air Resources Specialists Inc. Marketing Agreements - Provista (ethanol), United Bio-Energy (DDGs) Risk Management - FCStone Group, Inc. Grain Origination Data and Market Research - ProExporter 24

Summary of Projects Denison Denison Atlantic Atlantic Current Expanded Capacity Capacity 110 mgpy (nameplate) 55 mgpy Expansion to 100 mgpy Status Status Construction Operating Development Construction Start Date Construction Start Date Q4/07 N/A Q3/08 Estimated Completion Estimated Completion Q4/09 N/A Q1/10 Builder/Technology Builder/Technology Fagen/ICM Fagen/ICM Fagen/ICM Corn Processed/Year Corn Processed/Year 40 mm bu 19.5 mm bu 36 mm bu Primary Energy Source Primary Energy Source Natural gas Natural gas Natural gas Lender Lender $90 million commitment from CoBank CoBank In negotiation Total Cost Total Cost $198.1 million $77.4 million (pro forma) $99.5 million Cumulative Cost Cumulative Cost $198.1 million N/A $173.9 million Cumulative Cost per Gallon Cumulative Cost per Gallon $1.80 N/A $1.74 Grants/Other Grants/Other Property tax abatement amortized equally over 5 years; TIF; IA Investment Tax Credits Property tax abatement; Investment tax credit; 100% rebate of state sales and utility use taxes; IA Investment Tax Credits possible Property tax abatement; Investment tax credit; 100% rebate of state sales and utility use taxes; IA Investment Tax Credits possible 25

Capital Plan Total cost of development of approximately $297.6 million Funding Requirements/Sources* Funding Requirements/Sources* Minimum - Atlantic only Maximum - Atlantic & Denison Expansion Total Required Capital $198.1 million $297.7 million Sources of Capital: New Project Debt ** $99.0 million $135.6 million Existing Project Debt (Denison) $28.8 million $28.8 million Equity $50.0 million $120.0 million Paid in Capital $13.3 million $13.3 million Cash from Denison Operations $7.0 million -- Total $198.1 million $297.7 million * Assumes minimum equity raise of $50.0 million for Atlantic and maximum equity raise of $120.0 million for Atlantic project and Denison expansion ** $90 million commitment from CoBank for Atlantic project; revised debt commitments under negotiation for both Atlantic and Denison expansion 26

Total Estimated Project Costs Atlantic Denison (Expansion) Total Project Cost $198.1 million $99.5 million Incremental Gallons/Yr - Nameplate 110 mgpy 40 mgpy Components: Fagen Contract Price $126.6 million $66.1 million Working Capital $16.5 million $6.0 million Construction Slot Acquisition $10.0 million -- Financing Costs $5.4 million $4.7 million Land Purchase, Site Development $6.7 million $1.6 million 27 Continued next slide

Total Estimated Project Costs (cont.) Atlantic Denison (Expansion) Rail System $5.7 million $5.0 million Organization Costs $4.0 million $1.6 million Contingency $5.5 million $3.5 million Water Systems & Fire Protection $7.2 million $1.5 million Electrical Substation & Service $2.5 million -- Natural Gas $0.5 million $3.1 million Additional Corn Storage $2.5 million -- Additional Ethanol Storage -- $3.0 million Other $5.0 million $3.4 million Total $198.1 million $99.5 million 28

Selected Historical Financial Information Available in the Financial Exhibits to the AEHC's Registration Statement on Form S-1 filed with the Securities and Exchange Commission, pursuant to the Securities Act of 1933, as amended. The Registration Statement is available for free by visiting EDGAR on the SEC website at http://www.sec.gov. Summary of AEHC's recent earnings reports: Year Ended September 30, 2007 Year Ended September 30, 2006 Revenues $128,450,921 $99,013,502 Cost of Goods Sold $93,499,368 $69,578,082 Operating Income $29,604,069 $27,140,969 Net Income $33,282,587 $29,689,114 29

Selected Historical Financial Results EBITDA/Gallon Q4 Q1 Q2 Q3 Q4 Q1 Q2 Q3 Q4 Denison 0.366 0.643 0.847 1.049 1.5 0.198 0.601 0.23 Quarterly EBITDA Q4 Q1 Q2 Q3 Q4 Q1 Q2 Q3 Q4 Denison 0.2 4.2 7.8 10.9 13.7 20 2.7 8.1 3 ($ in millions) 2006 2007 2005 2007 (Fiscal years ended September 30) 2005 2006 30

EBITDA/Gallon Potential investors should be aware that this matrix exhibits information based upon Amaizing Energy Holding Company, LLC's historical operations. In the future, financial results may vary for a number of reasons, including, but not limited to, the price of corn, the primary feedstock, the price of fuel grade ethanol, the primary product, the price of distillers grains, the primary co-product, the price of natural gas, and other costs of operations. The prices of commodities produced or consumed in our operations are quite volatile, and may exceed the parameters exhibited in this matrix. Potential investors should be aware that this matrix calculates EBITDA per gallon using historical results of operations for all variables other than ethanol and corn. Potential investors should not rely upon future commodity prices or results of operations remaining the same as, or similar to, historical results. Actual results of operations may materially differ from the indications exhibited in this matrix. Accordingly, potential investors should not place undue reliance on this matrix. 2.50 $ 2.75 3.00 3.25 3.50 3.75 4.00 4.25 4.50 4.75 5.00 5.25 5.50 5.75 6.00 1.00 $ (0.20) (0.29) (0.38) (0.47) (0.56) (0.64) (0.73) (0.82) (0.91) (1.00) (1.09) (1.18) (1.27) (1.36) (1.45) 1.10 (0.10) (0.19) (0.28) (0.37) (0.46) (0.54) (0.63) (0.72) (0.81) (0.90) (0.99) (1.08) (1.17) (1.26) (1.35) 1.20 0.00 (0.09) (0.18) (0.27) (0.36) (0.44) (0.53) (0.62) (0.71) (0.80) (0.89) (0.98) (1.07) (1.16) (1.25) 1.30 0.10 0.01 (0.08) (0.17) (0.26) (0.34) (0.43) (0.52) (0.61) (0.70) (0.79) (0.88) (0.97) (1.06) (1.15) 1.40 0.20 0.11 0.02 (0.07) (0.16) (0.24) (0.33) (0.42) (0.51) (0.60) (0.69) (0.78) (0.87) (0.96) (1.05) 1.50 0.30 0.21 0.12 0.03 (0.06) (0.14) (0.23) (0.32) (0.41) (0.50) (0.59) (0.68) (0.77) (0.86) (0.95) 1.60 0.40 0.31 0.22 0.13 0.04 (0.04) (0.13) (0.22) (0.31) (0.40) (0.49) (0.58) (0.67) (0.76) (0.85) 1.70 0.50 0.41 0.32 0.23 0.14 0.06 (0.03) (0.12) (0.21) (0.30) (0.39) (0.48) (0.57) (0.66) (0.75) 1.80 0.60 0.51 0.42 0.33 0.24 0.16 0.07 (0.02) (0.11) (0.20) (0.29) (0.38) (0.47) (0.56) (0.65) 1.90 0.70 0.61 0.52 0.43 0.34 0.26 0.17 0.08 (0.01) (0.10) (0.19) (0.28) (0.37) (0.46) (0.55) 2.00 0.80 0.71 0.62 0.53 0.44 0.36 0.27 0.18 0.09 (0.00) (0.09) (0.18) (0.27) (0.36) (0.45) 2.10 0.90 0.81 0.72 0.63 0.54 0.46 0.37 0.28 0.19 0.10 0.01 (0.08) (0.17) (0.26) (0.35) 2.20 1.00 0.91 0.82 0.73 0.64 0.56 0.47 0.38 0.29 0.20 0.11 0.02 (0.07) (0.16) (0.25) 2.30 1.10 1.01 0.92 0.83 0.74 0.66 0.57 0.48 0.39 0.30 0.21 0.12 0.03 (0.06) (0.15) 2.40 1.20 1.11 1.02 0.93 0.84 0.76 0.67 0.58 0.49 0.40 0.31 0.22 0.13 0.04 (0.05) 2.50 1.30 1.21 1.12 1.03 0.94 0.86 0.77 0.68 0.59 0.50 0.41 0.32 0.23 0.14 0.05 2.60 1.40 1.31 1.22 1.13 1.04 0.96 0.87 0.78 0.69 0.60 0.51 0.42 0.33 0.24 0.15 2.70 1.50 1.41 1.32 1.23 1.14 1.06 0.97 0.88 0.79 0.70 0.61 0.52 0.43 0.34 0.25 2.80 1.60 1.51 1.42 1.33 1.24 1.16 1.07 0.98 0.89 0.80 0.71 0.62 0.53 0.44 0.35 2.90 1.70 1.61 1.52 1.43 1.34 1.26 1.17 1.08 0.99 0.90 0.81 0.72 0.63 0.54 0.45 3.00 1.80 1.71 1.62 1.53 1.44 1.36 1.27 1.18 1.09 1.00 0.91 0.82 0.73 0.64 0.55 Ethanol $ / Gallon Corn $ / Bushel 31

# EBITDA/Gallon

| Ethanol $ / Gallon | Corn $ / Bushel $ 4.75 | 5.00 | 5.25 |
|---|---|---|---|
| $ 2.10 | 0.10 | 0.01 | (0.08) |
| 2.20 | 0.20 | 0.11 | 0.02 |
| 2.30 | 0.30 | 0.21 | 0.12 |

Potential investors should be aware that this matrix exhibits information based upon Amaizing Energy Holding Company, LLC's historical operations. In the future, financial results may vary for a number of reasons, including, but not limited to, the price of corn, the primary feedstock, the price of fuel grade ethanol, the primary product, the price of distillers grains, the primary co-product, the price of natural gas, and other costs of operations. The prices of commodities produced or consumed in our operations are quite volatile, and may exceed the parameters exhibited in this matrix. Potential investors should be aware that this matrix calculates EBITDA per gallon using historical results of operations for all variables other than ethanol and corn. Potential investors should not rely upon future commodity prices or results of operations remaining the same as, or similar to, historical results. Actual results of operations may materially differ from the indications exhibited in this matrix. Accordingly, potential investors should not place undue reliance on this matrix.

32

Industry Drivers 33

Source: Renewable Fuels Association, report entitled "How Ethanol is Made," current as of February 15, 2008, publicly available free of charge on the Internet at www.ethanolrfa.org. 34

Insert US picture from RFA with all plants on it 35

Source: American Coalition for Ethanol , February 18, 2008 36

Ethanol Supply & Demand Drivers There are many factors that can affect supply and demand for ethanol, including, but not limited to, the following: Octane enhancer Oxygenated fuel additive Reduce ozone depletion Control carbon monoxide emissions Gasoline substitution Political and legislative Renewable Fuels Standard Tax law, including the Volumetric Ethanol Excise Tax Credit 37

Some Factors Affecting Ethanol Company Earnings There are many factors that can affect the earnings of companies in the ethanol industry. These include, but are not limited to, the following: Ethanol Prices Influenced, in part, by price of oil and refined gasoline products, transportation and infrastructure bottlenecks, and the supply and demand of ethanol and petroleum. Corn Prices Influenced, in part, by world supply and demand for corn and other grains, and by United States production and storage. Natural Gas Prices Influenced, in part, by world supply and demand for natural gas and energy, and by weather patterns. Distillers Grains Prices Influenced, in part, by world-wide supply and demand for distillers grains as a competing feedstock for animal feeds. 38

Refining Capacity Dichotomy between U.S. oil consumption and production Dichotomy expected to continue to 2030 Source: Energy Information Administration 39

Political Support Government push for Flexible-Fuel Vehicles (FFVs) Energy Independence and Security Act of 2007 (H.R. 6) promotes use of advanced technology vehicles (FFV, hybrid, etc.) by 2015 and requires improved fleet mileage standards. Goal of GM, DaimlerChrysler and Ford that 50% of all new vehicles are FFVs by 2012 In such a scenario, demand for ethanol could reach 60 billion gallons by 2030 The Energy Independence and Security Act of 2007 (H.R. 6) was signed into law on December 19, 2007. Expanded Renewable Fuels Standard (RFS) sets annual requirements for the amount of renewable fuels produced and used in motor vehicles. 9 billion gallons of renewable fuels in 2008, increasing to 36 billion gallons by 2022. 15 billion gallons of ethanol may be derived from corn. 40

Corn Implications Future acreage shifts & needs to meet corn, soy, wheat Capability for 25 billion bushels of corn Farmers are expected to shift acreage towards corn as demand increases. Shift will mainly come from soy fields. NCGA/USDA Long-term Projections. USDA Long-term Projections, Feb 2007 and William Blair & Co, L.L.C. estimates Per National Corn Growers' Association, currently have 30 million acres of CRP and it is estimated that 12 million acres could come out without any negative environmental impacts. 41

Conclusion Investment Highlights Experienced management team Strong operational and financial track record Sound risk management policies and strategies Cost effective grain origination Multiple distribution opportunities Mix of existing operations with opportunities for growth Discussion/Questions 42